Exhibit  21



The  following  are  ITIS's  subsidiaries,  all  of  which  are  wholly  owned:

National Law Library, Inc., incorporated in the State of Texas ITIS, Inc., incorporated in the State of Texas
PharmHouse  Inc.,  incorporated  in  the  State  of  Texas
OnPoint  Solutions  Inc.,  incorporated  in  the  State  of  Texas